SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 _____________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
________________

Date of Report (Date of earliest event reported): June 29, 2006

Alpharma Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8593 (Commission File Number)	22-2095212 (IRS Employer Identification)

One Executive Drive, Fort Lee, New Jersey 07024 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (201) 947-7774

Not Applicable
______________________________________________ (Former name or former address, if changed since last report)

Item 1.01. Entry Into A Material Definitive Agreement

On June 29, 2006, Alpharma Inc. (the "Company") and Ingrid Wiik amended and restated her employment agreement ("Agreement") to set forth terms related to her retirement as President and Chief Executive Officer of the Company on June 30, 2006. Ms. Wiik will continue to serve as a member of the Company's board of directors. The key terms of the Agreement are as follows:

    In light of Ms. Wiik's long service with the Company, including the postponement of her retirement until the Company named a successor, she was awarded (i) a pro-rata bonus for 2006 in an amount equal to $355,000, paid on June 30, 2006, (ii) a special award of $1,475,000, paid on June 30, 2006 and (iii) $2,253,333, payable in January 2007 (with interest on such amount between June 30, 2006 and the payment date).

    Vesting for 25,000 stock options awarded to Ms. Wiik since 2003 was accelerated so that she would not forfeit those stock options as a result of her retirement.

    Ms. Wiik's annual retirement benefit was not changed. The Company shall provide Ms. Wiik, upon her retirement, an annual retirement benefit, payable in equal monthly installments, in accordance with the terms of Section 8 of her agreement with the Company dated October 26, 2000 (which agreement was filed as Exhibit 10.14 to the Company's 2000 Annual Report on Form 10K), the terms of which are incorporated herein.

    Ms. Wiik shall have an option, for 90 days following June 30, 2006, to buy the car the Company has leased for her in Norway in an arms' length transaction. The purchase price shall equal the appraised value of the car.

    Ms. Wiik was reimbursed for the cost of tax advice arising from her status as a Norwegian citizen resident in the United States and her shift of residence from the United States back to Norway, fully grossed-up for any applicable taxes.

    Ms. Wiik's restrictive covenants were not materially changed. For a period of one year following June 30, 2006, Ms Wiik shall not engage in any activity as an officer, director, employee, consultant, investor or otherwise on behalf of any business or other entity that is engaged in competition with any business in which the Company or any of its Affiliates is engaged at the time of her termination of employment anywhere in the geographical area in which the Company or any of its Affiliates conducts such business.

    Ms. Wiik entered into a general release of claims she may have against the Company.

On July 4. 2006, Alpharma AS, a wholly owned subsidiary of the Company, and A.L. Industrier ASA ("ALI") entered into an amendment to the existing Administrative Services Agreement between the parties (the "Services Agreement"), pursuant to which the Services Agreement was extended through December 31, 2006 for an additional services fee of NOK 200,000 (approximately $32,000). ALI is the beneficial owner of all the shares of the Company's Class B common stock. As a result, the Company considers all agreements between ALI and the Company (or its subsidiaries) to be material.

The foregoing descriptions of the Agreement and the Services Agreement do not purport to be complete and are qualified in their entirety by the terms and conditions of the respective agreements (which are attached as Exhibits hereto).

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On June 29, 2006, Einar Sissener informed the Company's Board of Directors, that he is retiring as a Class B Director, as of June 29.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits
10.1	Second Addendum to Administrative Services Agreement, dated July 4, 2006, between A.L. Industrier ASA and Alpharma AS is filed as an Exhibit to this Report.

10.2	Amended and Restated Employment Agreement, dated June 29, 2006, between Alpharma Inc and Ingrid Wiik is filed as an Exhibit to this Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHARMA INC.
By: /s/ Robert F. Wrobel
Name: Robert F. Wrobel Title: Executive Vice President and CLO

Date: July 6, 2006